Exhibit 99.1

PRESS RELEASE
Massey Energy Company
4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations	October 27, 2009
(804) 788-1824

MASSEY ENERGY REPORTS

THIRD QUARTER 2009 OPERATING RESULTS

Third Quarter Highlights

•	Net Income totaled $16.5 million or $0.19 per share

•	EBITDA totaled $112.1 million

•	Cash and restricted cash increased by $102.4 million

Richmond, Virginia, October 27, 2009 – Massey Energy Company (NYSE: MEE) today reported net income of $16.5 million or $0.19 per share and EBITDA of $112.1 million for the quarter ended September 30, 2009. Massey also reported continuing strong cash generation as cash and restricted cash increased by $102.4 million. Produced coal revenue for the quarter was $535.5 million. These results compared to net income of $51.6 million or $0.61 per share, EBITDA of $158.7 million and produced coal revenue of $666.4 million in the third quarter of 2008.

Commenting on the Company’s third quarter results, Massey’s Chairman and Chief Executive Officer Don Blankenship said, “We are pleased to have increased our cash balance by over $100 million during the quarter, even though it was partially offset by the deposit of a $72 million appeal bond related to the Harman litigation. We achieved the strong cash generation amid difficult conditions in the global coal markets and in spite of operating challenges resulting from a fire that destroyed a key preparation plant in August.”

“We also continued to add to our dominant Central Appalachia reserve base and related competitive advantages during the quarter,” Blankenship added. “We already have approximately 12 million tons of annual met coal production capacity in place and our recent acquisition of the Alloy assets from Appalachian Fuels gives us yet another opportunity to expand met coal production in the near term. In addition, our reserve exchange with Foundation Coal for the Laurel Creek property will provide longer term benefits such as expanded mining infrastructure and increased consolidation of the region’s coal reserves.”

The Bandmill preparation plant was destroyed by fire on August 27, 2009. This incident impacted the operations at the Logan County resource group and, to a lesser extent, the Company as a whole during the quarter. Total shipments lost during September as a result of the Bandmill fire are estimated at 0.3 million tons of coal.

The Laurel Creek reserve and asset exchange, which occurred in July 2009, resulted in a $24.9 million non-cash gain which was recognized in the third quarter and was included in other income.

Massey’s third quarter operating cash margin per ton was $11.98. Though a strong result, this was down from the near-record high operating cash margin per ton of $16.10 reported in the third quarter of 2008. The decline was driven by a 4 percent decrease in average realized prices on coal shipped and an increase in cash cost per ton of approximately 3 percent as compared to the third quarter of 2008. Average realized prices were impacted most significantly by product mix as utility coal shipments comprised 70 percent of the total tons shipped in the third quarter of 2009 compared to 65 percent in the third quarter of 2008 while higher priced metallurgical coal tons comprised 22 percent of total tons in the third quarter of 2009 compared to more than 24 percent in the third quarter of 2008. The impact of the weaker mix was only partially offset by price increases of 4 percent and 5 percent for utility coal and industrial coal, respectively. The average realized price for metallurgical coal shipped in the third quarter of 2009 declined by 13 percent as compared to the same period in 2008. Average cash cost per ton (see note 7 below for more information on a change in the calculation of average cash cost per ton) for the third quarter of 2009 was $49.81 compared to $48.49 in the third quarter of 2008. The increase was largely the result of higher fixed cost absorption on lower volume shipped.

3rd Quarter Comparative Statistics

	3rd Qtr. 2009	2nd Qtr. 2009	3rd Qtr. 2008

Produced tons sold (millions)	8.7	9.4	10.3
Produced coal revenue ($ millions)	$535.5	$603.2	$666.4
Produced coal revenue per ton	$61.79	$64.14	$64.59
Average cash cost per ton (see note 7)	$49.81	$51.53	$48.49
EBITDA ($ millions)	$112.1	$116.3	$158.7

For the first nine months of 2009, Massey generated produced coal revenue of $1.82 billion and recorded net income of $80.1 million or $0.94 per share. This compared to produced coal revenue of $1.92 billion and net income of $0.2 million in the first nine months of 2008. EBITDA was $373.8 million in the first nine months of 2009 compared to EBITDA of $241.7 million in the first nine months of 2008.

First Nine Months Comparative Statistics

	2009	2008

Produced tons sold (millions)	28.9	30.8
Produced coal revenue ($ millions)	$1,819.8	$1,920.0
Produced coal revenue per ton	$63.02	$62.43
Average cash cost per ton (see note 7)	$50.64	$46.11
EBITDA ($ millions)	$373.8	$241.7

Reconciliations for non-GAAP measures are provided in attached notes to financial statements.

Coal Market Overview

The continuing global economic weakness has resulted in continuing weakness and uncertainty in world coal markets. Coal contracting and shipment activities remained slow and coal stockpiles increased during the third quarter of 2009 as total electric power generation declined and switching to natural gas fired generation continued.

•

Coal burn at utilities in the Southeastern United States was down 18 percent in the first eight months of 2009 compared to the same period a year ago according to industry estimates. It is also estimated that the burn of Central Appalachia coal was down 22 percent in the first eight months of the year. These declines are due in part to lower overall electric power demand and increased use of natural gas for power generation purposes.

•

Receipts of coal at Southeastern utilities were estimated to be down 7 percent in the first eight months of 2009. Coal stockpiles in terms of tons increased by approximately 69 percent in the region since the end of August 2008. Receipts of Central Appalachia coal were estimated to have declined by 7 percent during the first eight months of the year as compared to the same period a year ago.

•

The Energy Information Administration (EIA) projects that lower electric power sector coal consumption will continue for the remainder of 2009 with the total annual decline projected at more than 9 percent due to lower overall electric power demand and an increase in generation fueled by natural gas.

•

Steam coal export volumes by U.S. producers decreased 35 percent in the first eight months of 2009 compared to the first eight months of 2008. Metallurgical coal exports declined 24 percent in the same period. The EIA forecasts that steam coal exports will decline by about 38 percent for the full year and met coal exports will decline by 22 percent as the weak global economy drives lower demand in international markets.

•

According to the World Steel Association, global crude steel output declined 18 percent in the first eight months of 2009 as compared to the same period in 2008. US steel production was down 49 percent in the first eight months of 2009 compared to the first eight months of 2008.

•

The EIA expects the coal industry to respond to the weak market conditions by reducing production by about 8 percent in 2009. According to EIA estimates, total U.S. coal production was down about 6 percent in the first nine months of 2009. Production in Central Appalachia was down about 11 percent in the same period.

While market conditions remained weak in the first three quarters of the year and high stockpile and inventory levels in both thermal and metallurgical coal point to further weakness, there have been some positive indicators in the industry recently that may signal some market improvement:

•

Crude steel production in China was up 22 percent in the month of August compared to the same month in 2008. For the first eight months of the year China’s crude steel production was up 5 percent compared to the same period a year ago.

•	Over 40 previously idled blast furnaces world wide representing over 60 million tons of annual production capacity have been restarted since June or are planned to be restarted by year end.

•

Natural gas prices have rebounded by nearly 60 percent since September 1, 2009 (September 1 through October 15) which we believe will increase the competitiveness of coal as the fuel of choice for electric power generation.

Massey continues to believe that the quality of Central Appalachia coal allows it to enjoy significant market diversity and its relative proximity to sea ports makes it a viable source of coal to fill the growing demand for energy throughout most of the world. Massey believes that as coal demand strengthens in Asia, more Australian produced coal will be sold into that region, resulting in increased opportunities for Massey to export coal to customers throughout the Atlantic basin.

Safety

Massey remains on track for another record year in terms of safety. Through the first nine months of 2009, Massey reported a non-fatal days lost (NFDL) incident rate of 1.72. The Company’s previous best rate for a full year was 1.93, achieved in 2008. By comparison, the bituminous coal industry average NFDL rate was 2.95 in 2008.

Liquidity and Capital Resources

Massey ended the third quarter of 2009 with $640.0 million in Cash and cash equivalents. This compared to $607.0 million at December 31, 2008. In addition, the Company had $15.1 million invested in the Reserve Primary Fund at the quarter’s end, which is classified as a short-term investment as the availability of these funds remains subject to the liquidation of the underlying assets of the Fund. The Company had $74.4 million available under its asset-based revolving credit facility at September 30, 2009.

During the third quarter of 2009 Massey was required to post an appeal bond in the amount of $72 million in cash in relation to the Harman litigation which is being considered by the West Virginia State Supreme Court. The posted cash will be returned to the Company should the Court once again rule in Massey’s favor. The Court has not provided a specific timeframe for rendering a decision on the case.

Total debt at September 30, 2009 was $1,324.3 million compared to $1,312.2 million at December 31, 2008. Massey’s total debt-to-book capitalization ratio was 52.2 percent at September 30, 2009 compared to 53.8 percent at December 31, 2008. After deducting available cash and short-term investments of $655.1 million and restricted cash of $118.0 million, net debt totaled $551.2 million. Total net debt-to-book capitalization was 31.3 percent at September 30, 2009 compared to 35.5 percent at December 31, 2008. (December 31, 2008 amounts have been adjusted to conform with accounting guidance related to the Company’s 3.25% convertible notes, effective January 1, 2009. See Note 8 to the attached financial statements.)

Capital expenditures for the third quarter 2009 totaled $43.8 million compared to $230.3 million in the third quarter 2008. For the full year 2009 Massey currently expects CAPEX of approximately $275 million.

Depreciation, depletion and amortization (DD&A) was $66.3 million in the third quarter 2009 compared to $65.2 million in the third quarter of 2008. Massey expects DD&A to be in the range of $275 million to $280 million for the full year 2009.

Guidance Update

The Company now expects full year 2009 produced coal shipments to be between 37.5 and 38.5 million tons, with average produced coal realization between $63.00 and $63.50 per ton. Average cash cost per ton for the full year 2009 is expected to be between $50.50 and $51.00. Other income is expected to be between $80 and $100 million.

For 2010, Massey continues to project produced coal shipments in the range of 37.0 to 41.0 million tons; however, the Company has increased expected average sales price range to $64.00 to $67.00 per ton due to its current contracted position. Massey has approximately 39 million tons committed for 2010. Of the committed tons, 33 million tons have been priced (average price of approximately $63 per ton). Of the committed tons that remain unpriced, approximately two thirds are metallurgical coal. Massey expects cash costs for 2010 to be in the range of $48.00 to $51.00 per ton. Expectations for capital expenditures in 2010 remain in the range of $100 to $200 million, excluding the cost of rebuilding the Bandmill plant, which Massey expects to be funded primarily by insurance proceeds. With results in these ranges, the Company believes it would be significantly cash positive for the year.

Continuing economic volatility and uncertainty make long-term forecasting difficult. Considering this challenge, the Company has developed initial broad ranges of guidance for 2011. Massey presently expects produced coal shipments for 2011 in the range of 37.0 to 44.0 million tons, with average produced coal realization between $64.00 and $71.50 per ton. Average cash cost in 2011 is expected in the range of $46.00 to $52.00 per ton. The Company expects capital expenditures in 2011 to be approximately $150 to $225 million.

Company issued guidance is summarized below:

(In millions except per ton amounts)	2009	2010	2011
Produced Coal Shipped Tons	37.5 to 38.5	37.0 to 41.0	37.0 to 44.0

Average Price/Ton	$63.00 to $63.50	$64.00 to $67.00	$64.00 to $71.50

Average Cash Cost/Ton	$50.50 to $51.00	$48.00 to $51.00	$46.00 to $52.00

CAPEX (approx)	$275	$100 to $200	$150 to $225

Other Income	$80 to $100	$50 to $100	$20 to $100

Conference Call, Webcast and Replay

Members of the Company’s senior management will hold a conference call to discuss the second quarter results and operations on Wednesday, October 28 at 11:00 a.m. EDT. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the call will be available at the same site through November 28, 2009.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included the S&P 500 index.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances or events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others: the Company’s cash flows, results of operation or financial condition; worldwide market demand for coal, electricity and steel; the successful completion of acquisition, disposition or financing transactions; future economic or capital market conditions; foreign currency fluctuations; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; competition among coal producers in the United States and internationally; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions or catastrophic weather-related damage; the Company’s ability to expand mining capacity; the Company’s production capabilities to meet market expectations and customer requirements; the Company’s ability to obtain coal from brokerage sources or contract miners in accordance with their contracts; the successful implementation of the Company’s strategic plans and objectives for future operations and expansion or consolidation; the Company’s assumptions and projections concerning economically recoverable coal reserve estimates; the Company’s assumptions and projections regarding pension and other post-retirement benefit liabilities; the Company’s interpretation and application of accounting literature related to mining specific issues; failure to receive anticipated new contracts; the Company’s reliance upon and relationships with our customers and suppliers; the creditworthiness of the Company’s customers and suppliers; adjustments made in price, volume or terms to existing coal supply agreements; the Company’s ability to manage production costs, including labor costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to obtain and renew permits necessary for existing and planned operations; the availability and cost of credit, surety bonds, and letters of credit that the Company requires; the Company’s ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; the cost and availability of transportation for the Company’s produced coal; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; the lack of insurance coverage against all potential operating risk; and environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy.

Additional information concerning these and other factors can be found in press releases and Massey’s public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed on March 2, 2009, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). For further information, please visit Massey’s website at www.masseyenergyco.com.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
		As Adjusted(2)		As Adjusted(2)
Revenues
Produced coal revenue	$535.5	$666.4	$1,819.8	$1,920.0
Freight and handling revenue	52.5	81.1	171.3	229.6
Purchased coal revenue	14.6	4.5	43.7	22.0
Other revenue	39.0	11.3	72.5	63.2

Total revenues	641.6	763.3	2,107.3	2,234.8

Costs and expenses
Cost of produced coal revenue	431.7	500.4	1,462.2	1,418.3
Freight and handling costs	52.5	81.1	171.3	229.6
Cost of purchased coal revenue	18.4	4.3	39.1	19.8
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	66.1	64.4	204.5	185.2
Selling, general and administrative	0.2	0.8	2.1	2.6
Selling, general and administrative	21.5	2.8	63.4	62.8
Other expense	0.6	1.1	2.0	2.4
Litigation charge	—	5.8	—	251.1
Loss on refinancing	—	9.1	—	9.1
Loss (gain) on derivative instruments	4.8	—	(4.5)	—

Total costs and expenses	595.8	669.8	1,940.1	2,180.9

Income before interest and taxes	45.8	93.5	167.2	53.9
Interest income	0.6	4.7	12.3	13.5
Interest expense(1), (2)	(25.5)	(29.8)	(76.2)	(71.6)
Loss on short-term investment	—	(6.5)	—	(6.5)

Income (loss) before taxes	20.9	61.9	103.3	(10.7)
Income tax (expense) benefit(2)	(4.4)	(10.3)	(23.2)	10.9

Net income	$16.5	$51.6	$80.1	$0.2

Net income per share
Basic	$0.19	$0.62	$0.94	$0.00

Diluted	$0.19	$0.61	$0.94	$0.00

Shares used to calculate net income per share
Basic	84.9	82.6	84.9	80.9

Diluted	85.7	84.0	85.4	82.1

EBIT	$45.8	$93.5	$167.2	$53.9
EBITDA	$112.1	$158.7	$373.8	$241.7

(1)

Interest expense for the three and nine months ended September 30, 2009 includes non-cash interest expense in accordance with new accounting guidance related to our 3.25% convertible senior notes due 2015 (“3.25% Notes”), effective January 1, 2009. See Note 8 below.

(2)	Amounts for the three and nine months ended September 30, 2008 have been adjusted in accordance with new accounting guidance related to our 3.25% Notes, effective January 1, 2009. See Note 8 below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Produced tons sold:
Utility	6.1	6.7	21.4	19.9
Metallurgical	1.9	2.5	5.5	7.8
Industrial	0.7	1.1	2.0	3.1

Total produced tons sold	8.7	10.3	28.9	30.8

Total tons produced	8.8	10.4	29.6	30.9

Produced coal revenue per ton sold
Utility	$53.84	$51.90	$53.74	$49.07
Metallurgical	$84.58	$97.47	$97.60	$97.25
Industrial	$69.26	$65.89	$68.25	$60.41
Produced coal revenue per ton sold	$61.79	$64.59	$63.02	$62.43

Average cash cost per ton	$49.81	$48.49	$50.64	$46.11

Capital expenditures	$43.8	$230.3	$223.0	$532.0
Number of employees (at period end)	5,675	6,196	5,675	6,196

	September 30, 2009	December 31, 2008
		As Adjusted(1)
ASSETS

Cash and cash equivalents	$640.0	$607.0
Short-term investment	15.1	39.4
Trade and other accounts receivable	197.4	233.2
Inventories	229.8	233.2
Income tax receivable	—	6.6
Other current assets	193.8	116.1
Net property, plant and equipment	2,339.6	2,297.7
Other noncurrent assets(1)	135.4	139.2

Total assets	$3,751.1	$3,672.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$1.6	$2.0
Accounts payable, principally trade and bank overdrafts	168.7	244.2
Payroll and employee benefits	63.8	57.0
Income taxes payable	1.5	—
Other current liabilities	192.8	201.0
Long-term debt(1)	1,322.7	1,310.2
Deferred taxes(1)	189.3	177.3
Pension obligations	66.2	63.3
Other noncurrent liabilities	533.2	490.8

Total liabilities	2,539.8	2,545.8

Total stockholders’ equity(1)	1,211.3	1,126.6

Total liabilities and stockholders’ equity	$3,751.1	$3,672.4

(1)	Amounts at December 31, 2008 have been adjusted in accordance with new accounting guidance related to our 3.25% Notes, effective January 1, 2009. See Note 8 below.

Note 1: The number of shares used to calculate basic net income per share is based on the weighted average outstanding shares of Massey during the respective periods. The number of shares used to calculate diluted net income per share is based on the number of shares used to calculate basic net income per share plus the dilutive effect of stock options and other stock-based instruments held by our employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted net income per share in the three and nine months ended September 30, 2009 and 2008, as such inclusion would result in antidilution.

Note 2: Litigation charge shown in Costs and expenses for the three and nine months ended September 30, 2008, relates to an accrual initially recorded in the second quarter of 2008 in the amount of $245.3 million (pretax) for a specific legal action. An additional charge of $5.8 million (pretax) for interest was recorded in the third quarter of 2008. On May 22, 2008, the West Virginia Supreme Court of Appeals (“WV Supreme Court”) decided not to hear an appeal of the verdicts against us or our subsidiary Central West Virginia Energy Company that awarded damages in favor of Wheeling-Pittsburgh Steel Corporation (“Wheeling-Pittsburgh”) and Mountain State Carbon, LLC in the amount of $219.9 million, comprised of $119.9 million compensatory and $100 million punitive damages (plus an additional $24 million of pre-judgment interest). On December 2, 2008, a payment of $267.4 million was made to Wheeling-Pittsburgh for final settlement of the judgment, which included $50 million of cash previously used to support an appeal bond for this matter.

Note 3: Loss on refinancing shown in Costs and expenses for the three and nine months ended September 30, 2008, relates to the fees incurred for the consent solicitation and tender offer for any and all of our 6.625% senior notes due 2010 (“6.625% Notes”). In the third quarter of 2008, we purchased $313.1 million of the $335 million outstanding of 6.625% Notes, which were tendered pursuant to our consent solicitation and tender offer.

Note 4: Loss (gain) on derivative instruments shown in Costs and expenses for the three and nine months ended September 30, 2009, represents the net loss (gain) for certain coal contracts deemed derivative instruments. Contracts that qualify as derivatives are recognized at fair value and changes to their value are recognized as gains or losses in the current period earnings.

Note 5: Loss on short-term investment reflects an impairment of our investment in the Reserve Primary Fund money market fund (a money market fund that suspended redemptions during September 2008 and is being liquidated). During the third quarter of 2008, we recorded a loss of $6.5 million, which represented the difference between cost and estimated fair value. At September 30, 2009, the estimated fair value of our investment in the Reserve Primary Fund was $15.1 million.

Note 6: “EBIT” is defined as Income before interest and taxes. “EBITDA” is defined as Income before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). Although neither EBIT nor EBITDA are measures of performance calculated in conformity with accounting principles generally accepted in the United States (“GAAP”), we believe that both measures are useful to an investor in evaluating us because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT and to EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net income	$16.5	$51.6	$80.1	$0.2
Plus: Income tax expense (benefit)	4.4	10.3	23.2	(10.9)
Plus: Net interest expense and loss on short-term investment	24.9	31.6	63.9	64.6

EBIT	45.8	93.5	167.2	53.9
Plus: Depreciation, depletion and amortization	66.3	65.2	206.6	187.8

EBITDA	$112.1	$158.7	$373.8	$241.7

	Three Months Ended June 30,
	2009
Net income	$20.2
Plus: Income tax expense	5.9
Plus: Net interest expense	22.6

EBIT	48.7
Plus: Depreciation, depletion and amortization	67.6

EBITDA	$116.3

Note 7: “Average cash cost per ton” is calculated as Cost of produced coal revenue (excluding Selling, general and administrative expense (“SG&A”) and DD&A), divided by the number of produced tons sold. In order to conform more closely to common industry reporting practices, we have changed our calculation of cash cost to exclude SG&A expense. This change has been reflected in the presentation of data for both the current and comparative past reporting periods in this release. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009		2008		2009		2008
	$ Per Ton		$ Per Ton		$ Per Ton		$ Per Ton
Total costs and expenses	$595.8		$669.8		$1,940.1		$2,180.9
Less: Freight and handling costs	52.5		81.1		171.3		229.6
Less: Cost of purchased coal revenue	18.4		4.3		39.1		19.8
Less: Depreciation, depletion and amortization	66.3		65.2		206.6		187.8
Less: Selling, general and administrative	21.5		2.8		63.4		62.8
Less: Other expense	0.6		1.1		2.0		2.4
Less: Litigation charge	—		5.8		—		251.1
Less: Loss on refinancing	—		9.1		—		9.1
Less: Loss (gain) on derivative instruments	4.8		—		(4.5)		—

Average cash cost	$431.7	$49.81	$500.4	$48.49	$1,462.2	$50.64	$1,418.3	$46.11

	Three Months Ended June 30,
	2009
	$	Per Ton
Total costs and expenses	$648.9
Less: Freight and handling costs	60.9
Less: Cost of purchased coal revenue	15.5
Less: Depreciation, depletion and amortization	67.6
Less: Selling, general and administrative	20.0
Less: Other expense	0.7
Less: Gain on derivative instruments	(0.4)

Average cash cost	$484.6	$51.53

Note 8: On January 1, 2009, new accounting guidance became effective relating to our 3.25% Notes. The guidance requires that issuers of convertible debt instruments that may be settled in cash upon conversion, including partial cash settlement, should separately account for the liability and equity components in a manner that reflects the company’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Upon adoption, the provisions were retroactively applied, as required. This resulted in $4.8 million and $13.9 million of additional non-cash interest expense recorded for the three and nine months ended September 30, 2009, respectively, and $2.9 million of additional non-cash interest expense recorded for both the three and nine months ended September 30, 2008. The discount associated with our 3.25% Notes will be amortized via the effective-interest method until the notes are carried at par value on their maturity date. Our debt is comprised of the following:

	September 30, 2009	December 31, 2008
		As Adjusted
6.875% senior notes due 2013, net of discount	$756.6	$756.0
3.25% convertible senior notes due 2015, net of discount	531.5	517.6
6.625% senior notes due 2010	21.9	21.9
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	—	0.1
Capital lease obligations	4.7	7.0

Total debt	1,324.3	1,312.2
Less: Short-term debt	1.6	2.0

Total long-term debt	$1,322.7	$1,310.2

The adoption also impacted the historical accounting for our 3.25% Notes which resulted in the restatement of the Company’s Condensed Consolidated Income Statement for the three and nine months ended September 30, 2008 and the Condensed Consolidated Balance Sheet as of December 31, 2008, as follows:

	Three months ended September 30,		Nine months ended September 30,
	2008	2008	2008	2008
Condensed Consolidated Income Statement	As Originally Presented	As Adjusted	As Originally Presented	As Adjusted
Interest expense	$26.9	$29.8	$68.7	$71.6
Income (loss) before taxes	64.8	61.9	(7.8)	(10.7)
Income tax (expense) benefit	(10.8)	(10.3)	10.4	10.9
Net income	54.0	51.6	2.6	0.2
Net income per share
Basic	$0.65	$0.62	$0.03	$0.00
Diluted	$0.64	$0.61	$0.03	$0.00

	December 31, 2008	December 31, 2008
Condensed Consolidated Balance Sheet	As Originally Presented	As Adjusted
Other noncurrent assets	$142.6	$139.2
Total assets	3,675.8	3,672.4
Long-term debt	1,463.6	1,310.2
Deferred taxes	117.3	177.3
Total liabilities	2,639.2	2,545.8
Total shareholders’ equity	1,036.6	1,126.6
Total liabilities and shareholders’ equity	3,675.8	3,672.4

Note 9: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents, Short-term investment and Restricted cash (included in Other current assets). Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of our debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. The table below reconciles the GAAP measure of Long-term debt to Net debt. We adjusted the December 31, 2008 amounts in accordance with new accounting guidance related to our 3.25% Notes, effective January 1, 2009 (see Note 8).

	September 30, 2009	December 31, 2008
		As Adjusted
Long-term debt	$1,322.7	$1,310.2
Plus: Short-term debt	1.6	2.0
Less: Cash and cash equivalents	640.0	607.0
Less: Short-term investment	15.1	39.4
Less: Restricted cash	118.0	46.0

Net debt	$551.2	$619.8

Note 10: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 9) divided by the sum of Net debt and Total shareholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios. We adjusted the December 31, 2008 amounts in accordance with new accounting guidance related to our 3.25% Notes, effective January 1, 2009 (see Note 8).

	September 30,	December 31,
	2009	2008
		As Adjusted
Long-term debt	$1,322.7	$1,310.2
Plus: Short-term debt	1.6	2.0

Total debt (numerator)	1,324.3	1,312.2

Plus: Total shareholders’ equity	1,211.3	1,126.6

Book capitalization (denominator)	$2,535.6	$2,438.8

Total debt-to-book capitalization ratio	52.2%	53.8%

Net debt (from Note 9) (numerator)	551.2	619.8
Plus: Total shareholders’ equity	1,211.3	1,126.6

Adjusted book capitalization (denominator)	$1,762.5	$1,746.4

Total net debt-to-book capitalization ratio	31.3%	35.5%

Note 11: “Operating cash margin per ton” is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 7). Although Operating cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s profitability from produced tons sold. Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Produced coal revenue to Operating cash margin per ton.

	Three Months Ended September 30,				Nine Months Ended September 30,

	2009		2008		2009		2008
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton

Produced coal revenue	$535.5	$61.79	$666.4	$64.59	$1,819.8	$63.02	$1,920.0	$62.43
Less: Average cash cost (from Note 7)	431.7	49.81	500.4	48.49	1,462.2	50.64	1,418.3	46.11

Operating cash margin	$103.8	$11.98	$166.0	$16.10	$357.6	$12.38	$501.7	$16.32

Note 12: “Other income” is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Other revenue to Other income.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Other revenue	$39.0	$11.3	$72.5	$63.2
Plus: Purchased coal revenue	14.6	4.5	43.7	22.0
Less: Cost of purchased coal revenue	18.4	4.3	39.1	19.8
Less: Other expense	0.6	1.1	2.0	2.4
Less: Loss (gain) on derivative instruments	4.8	—	(4.5)	—

Other income	$29.8	$10.4	$79.6	$63.0